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                                                                    Exhibit 10.3

                              SEPARATION AGREEMENT

This Separation Agreement (the "Agreement") is entered into by and between At Home Corporation ("Excite@Home") and Don Hutchison ("Hutchison") as of January 31, 2000. The parties agree as follows:

     1. Resignation. Hutchison has resigned from his position as SVP, General Manager @Work for the Excite@Home effective as of December 31, 1999 and will cease all employment with Excite@Home on February 15, 2000 (the "Step Down Date"). Hutchison acknowledges and agrees that his employment with Excite@Home will terminate on the Step Down Date, and that after such date he will have no right to employment with Excite@Home. Notwithstanding the foregoing, the parties acknowledge that at a later date this Agreement may be amended by the written consent of both parties to provide for a longer period of employment and/or other benefits in connection with Hutchison's work in creating a new venture focused on the work.com business portal. There is no express or implied obligation, however, for either party to enter into such an amendment.

     2. Benefits During Transition Period. From December 31, 1999 through the Step Down Date (the "Transition Period"), Hutchison will receive the same employee benefits as he received prior to December 31, 1999 (including his salary for the period, his current medical benefits, and continued stock vesting) except that he will not participate in Excite@Home's executive bonus plan for 2000.

     3.   Duties and Authority During the Transition Period.

          (a) Duties. During the Transition period, Hutchison will continue to abide by Excite@Home's Invention Assignment and Confidentiality Agreement; will comply with all of Excite@Home's standard employment policies and procedures including Excite@Home's guidelines governing trading by company personnel; and will not engage in any dishonest, fraudulent or illegal activity in his capacity as an Excite@Home employee.

          (b) Authority. Hutchison agrees that he has no authority to act on behalf of Excite@Home during the Transition Period or at any time thereafter, and he will not represent to others that he has any such authority.

     4. Benefits Following the Step Down Date. Upon the Step Down Date, Hutchison will receive no further employee benefits except as expressly set forth below.

          (a) Expenses.  Hutchison will submit to Excite@Home within fifteen
(15) days of the Step Down Date any unreimbursed Excite@Home authorized business expenses incurred by him on or before that date and Excite@Home will promptly reimburse Hutchison for such expenses.

          (b) Accrued Vacation Pay. Excite@Home shall pay Hutchison the value of all unused and not lost vacation days accrued through the Step Down Date, less all applicable tax
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withholdings and other standard deductions.

          (c) Medical and Dental Benefits; COBRA. Excite@Home will offer Hutchison the opportunity to continue health and dental insurance coverage, at Hutchison's own expense, to the extent required by COBRA. Hutchison acknowledges that he has received the information and documentation required in order to extend his health and dental insurance coverage under COBRA.

     5. 1999 Bonus Payment. Excite@Home executives are eligible to receive a bonus payment under the 1999 Executive Bonus Plan calculated based on Excite@Home's performance against the 1999 bonus criteria (i.e. 40% company revenue, 40% P&L, and 20% customer satisfaction). If and at the time the Compensation Committee authorizes bonus payments under the 1999 Executive Bonus Plan, Hutchison will receive a bonus payment calculated in the same manner as used for all other eligible executives.

     6. Section 401(k) Plan. Hutchison will no longer be eligible to make contributions to the Excite@Home Retirement Savings and Investment Plan (the "401(k) Plan") after the Step Down Date. On the Step Down Date, Hutchison's contributions to the 401(k) Plan, if any, will be distributed to him or left in the 401(k) Plan in accordance with his instructions and the provisions of 401(k) Plan.

     7.   Stock.

          (a) Original Stock Option Grant. On March 15, 1997, Hutchison purchased 800,000 shares (on a split adjusted basis) of Excite@Home Series A Common Stock (the "Original Option Shares") at a purchase price of $0.125 per share (on a split adjusted basis) by exercising a stock option that was granted to Hutchison on March 3, 1997. The Original Option Shares will continue to vest until the Step Down Date at their normal rate (i.e. 2.083% per month). In addition, the parties agree that the vesting of an additional 116,667 Original Option Shares was accelerated as of December 31,1999 pursuant to that certain letter agreement between Excite@Home and Hutchison dated February 10, 1997 concerning vesting upon a "change of control" (as defined therein). On the Step Down Date, Excite@Home will exercise its right to repurchase all of Hutchison's 83,333 unvested Original Option Shares at $0.125 per share.

          (b) Other Stock Option Grants. All other stock options granted to Hutchison will continue to vest until the Step Down Date at their normal rate
(i.e. 2.083% per month).   All vested and unexercised stock option shares not
exercised by Hutchison within ninety (90) days following the Step Down Date will be forfeited.

          (c) Stock Purchase Plan. Hutchison will no longer be eligible to participate in the Employee Stock Purchase Plan (the "ESPP") following the completion of the current purchase period on February 1, 2000.

     8.  Nonsolicitation and Proprietary Information.

          (a) Nonsolicitation. Hutchison will remain bound by the Excite@Home Invention Assignment and Confidentiality Agreement, including without limitation the
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nonsolicitation obligations contained therein. The parties acknowledge and agree, however, that these nonsolictation obligations do not prevent Hutchison:
(i) from hiring an Excite@Home employee when the employee initiates hiring discussions with Hutchison or Hutchison's new employer, or (ii) prevent Hutchison from hiring any former Excite@Home employee so long as Hutchison does not induce that person to leave Excite@Home or otherwise solicit the employment of that person while that person is employed at Excite@Home.

          (b) Excite@Home Property. Promptly following the Step Down Date, Hutchison will return to Excite@Home all Excite@Home property now in his possession (including, if applicable, his Excite@Home badge, portable computer, portable phone and Excite@Home access cards/keys) unless Hutchison and Excite@Home's Senior Vice President of Human Resources agree in writing that Hutchison will retain or purchase specific equipment.

     9. Hutchison Release. Hutchison forever fully releases and discharges Excite@Home, its predecessors, successors, subsidiaries, officers, directors, agents, attorneys, employees and assigns (collectively referred to hereafter as "Releasees") from any and all causes of action, claims, suits, demands or other obligations or liabilities (except those set forth in this Agreement), whether known or unknown, that Hutchison ever had, now has, or may in the future have, that may be alleged to arise out of or in connection with his employment with Excite@Home and his separation therefrom (collectively referred to hereafter as the "Hutchison Claims"), including, but not limited to any claims: (a) for wages, stock, bonuses or expense reimbursements, and (b) that any terms of his employment with Excite@Home or any circumstances of his separation were wrongful, in breach of any obligation of Excite@Home or in violation of any contractual rights or any rights arising under any federal, state or local statute (including, without limitation, the Age Discrimination in Employment Act and the Older Worker Protection Act). Hutchison further agrees not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of Excite@Home) legal or administrative proceedings against the Releasees with respect to the Hutchison Claims.

     10.  Excite@Home Release.   Excite@Home forever fully releases and
discharges Hutchison from any and all causes of action, claims, suits, demands or other obligations or liabilities (except those set forth in this Agreement), whether known or unknown, that Excite@Home ever had, now has, or may in the future have, that may be alleged to arise out of or in connection with his employment with Excite@Home or his separation therefrom other than those related to his obligations under the Excite@Home Invention Assignment and Confidentiality Agreement (collectively referred to hereafter as the "Excite@Home Claims"). Excite@Home further agrees not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against Hutchison with respect to Excite@Home Claims.

     11. Other Claims. This Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to Hutchison's employment with Excite@Home or the termination of that employment, and any and all rights granted to Hutchison and Excite@Home under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the Civil Code of the State of California reads as follows:
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          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES
          NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST OF MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     12. Confidentiality. Both parties agree that they will not disclose the terms of this Agreement to any other party except as required by law. This covenant of non-disclosure is a material inducement to each party for entering into this Agreement.

     13. Arbitration. Both parties agree that any dispute between them regarding any aspect of this Agreement or any of the terms or circumstances of Hutchison's employment with Excite@Home or the termination of that employment will be resolved pursuant to confidential arbitration proceedings to be held in San Mateo County, California, in accordance with the rules of the American Arbitration Association. The parties agree that the decision of the arbitrator will be final and binding upon the parties.

     14. No Admission of Liability. Nothing in this Agreement shall constitute an admission by either party of any claim, liability, wrongdoing, or violation of the law, all of which are denied by both parties.

     15. Authorization. The parties agree that they have read and understand the foregoing Agreement, and that they affix their signatures hereto voluntarily and without coercion. Hutchison further acknowledges that he has been given an opportunity to consult with an attorney of his own choosing concerning the terms of this Agreement, and that the waivers he has made and the terms he has agreed to are knowingly made, conscious, and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.

     16. Review Period. Hutchison has been advised (and acknowledges such advice) that he may take up to twenty-one (21) days to consider this Agreement after the date it was delivered to him, that he should consult with an attorney prior to executing this Agreement, that he may revoke this Agreement within seven (7) days of execution and that this Agreement shall not be effective or enforceable until the end of such seven (7) day revocation period. In order to revoke this Agreement, Hutchison must deliver to the General Counsel of Excite@Home a letter stating that he is revoking this Agreement.

     17. Miscellaneous. This Agreement will bind the parties and their respective legal representatives, successors and assigns. This Agreement will be governed by the laws of California. This Agreement may not be modified without the written consent of both parties. This Agreement contains the entire agreement and understanding between the parties with respect to this matter and supersedes all prior discussions, agreements, and understandings except as expressly provided herein. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties duly execute this Agreement as of the date first written above.
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AT HOME CORPORATION



By:    /s/ Leilani Gayles                           /s/ Don Hutchison
    -----------------------------                -----------------------------
    Leilani Gayles                               DON HUTCHISON
    Senior Vice President, Human Resources